P.O. Box 25099 Richmond, VA 23260  phone: (804) 359-9311  fax (804) 254-3594
PRESS RELEASE
.

RELEASE: 7:30 a.m. ET
CONTACT:	Karen M. L. Whelan
Phone: (804) 359-9311
Fax: (804) 254-3594
Email: investor@universalleaf.com

Universal Corporation Reports Six Month Results
Richmond, VA, November 5, 2010 / PRNEWSWIRE

HIGHLIGHTS

Six Months
Fully diluted earnings per share $2.65, compared $3.23 in last year’s record performance
Lower volumes and margins, combined with shipment timing, reduced results.
Results included $3 million in restructuring charges and a $7.4 million reversal of half of EU fine.
Quarter
Fully diluted earnings per share, at $1.78, including restructuring and fine reversal, was level with prior year

George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), announced that net income for the first half of fiscal year 2011, which ended on September 30, 2010, was $77.2 million, or $2.65 per diluted share. Results were lower than last year’s net income of $96.3 million, or $3.23 per diluted share, as most regions saw declines from last year’s strong performance. Those lower results reflected lower margins and volumes, which were in part due to delayed shipments. Revenues for the six months of about $1.2 billion were down about 5% on those lower volumes.

In addition, the Company recorded about $3 million in restructuring charges mostly related to its U.S. operations in the first six months of the year, of which $2 million were recorded in the second quarter.  The Company recognized the reversal of a portion of a previously recorded European Commission fine pertaining to its European subsidiary, Deltafina.  The fine was accrued in fiscal year 2005 and related to the Spanish tobacco processing market.  The reversal, which was recorded in the second quarter, was based on the decision in September of the General Court of the European Union to reduce, by half, the amount of the fine against Deltafina.  The reversal represented $7.4 million in income before taxes, or $0.17 per diluted share. The Company also recorded $1.2 million in interest income on funds that had been deposited to permit the appeal.

For the second quarter of fiscal year 2011, net income was $51.8 million, or $1.78 per diluted share, compared to last year’s net income of $52.5 million, or $1.77 per diluted share.  Results were nearly level with last year as the reversal of the European Commission fine offset restructuring charges and lower operating results from lower volumes, caused in part by shipping delays, and lower average margins. Revenues for the quarter of about $664 million were up 2.5%, reflecting higher prices of green leaf.

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Universal Corporation

Mr. Freeman stated, “Although our second fiscal quarter results were similar to last year’s performance, we continue to experience shipment delays, primarily in Africa, Asia, and Europe.  We expect those shipments to be completed during the remainder of the fiscal year.

“More fundamentally, we are beginning to see the effects of an oversupply of flue-cured leaf, despite the smaller Brazilian crop.  Successive large crops in several flue-cured sourcing areas have stimulated margin pressures from customers that are typical of an oversupplied market.  Following two fiscal years of higher than normal customer demand, we are seeing some decreases due to softer cigarette sales in some markets, which also can cause customers to reduce durations, thus accentuating the decline in leaf demand.

“We have successfully navigated oversupplied markets throughout the history of the company, and although each one has unique features, the process is generally the same.  Crop sizes are lowered to permit supply to match demand.  We are also aggressively working to replace volumes where direct customer sourcing has changed our customer base, and thus far, we have had encouraging success in Brazil and Malawi. Except for the effect of our recent transaction with Philip Morris International in Brazil, we believe that we have seen the majority of the impact of these sourcing changes in this fiscal year.  We have effectively managed change in our business in the past and believe that we are well positioned to respond to it now.  We remain cautiously optimistic about fiscal year 2011, and we believe that we will achieve our objectives of preparing for the future by rationalizing our operations to reduce costs and replacing volumes as we meet the changing needs of our customers. We have made a first step in cost reduction during the first six months of the fiscal year with personnel reductions in our U.S. and South American operations. As we take additional steps this year, we expect to incur related charges in future periods.  We will continue a strong focus on operating improvements, cost reductions, and new business development as the year progresses.”

FLUE-CURED AND BURLEY LEAF TOBACCO OPERATIONS:

First Six Months

Operating income for the flue-cured and burley tobacco operations, which comprise the North America and Other Regions segments, was $106.6 million in the first half of fiscal year 2011, compared to $133.6 million for the first half last year, as a combination of lower margins and volumes as well as some delayed shipments in the Other Regions segment offset earnings improvements in North America.  Revenues were $1.1 billion, a 6.3% decline from last year, primarily because of lower volumes, in part caused by delayed shipments in Africa and Europe. In North America, operating income increased by over $7 million primarily due to an increase in sales of carryover tobacco from last year’s crop in the United States.  Revenues for this segment also increased by 39%, to $120 million, primarily due to those higher volumes.  Earnings for the Other Regions segment were $90.9 million, a decline of about $35 million from last year’s first half.  The decline was caused primarily by a combination of lower margins and lower volumes, in part caused by shipment timing.  Asian performance improved on better product mix and a favorable currency remeasurement comparison; however, volumes were lower as shipments from India were delayed compared to prior years.  African shipments were substantially lower this year because the current crop shipments will be completed later, in part due to port congestion.  In South America, volumes were below last year, in part due to the smaller crop in Brazil caused by adverse weather conditions.  In addition, the strengthening currency in Brazil increased the cost of leaf there, making Brazilian leaf less competitive, and caused lower margins. In Europe, lower margins on higher farm prices for leaf combined with lower volumes and weaker local currencies reduced reported results.  In addition, some shipments from Italy have been delayed this year. Segment performance benefited from lower selling, general, and administrative expense, due in part to a prior year accrual related to the Company’s Foreign Corrupt Practices Act (“FCPA”) matter.   Revenues for Other Regions were about $962 million, a 10% decline, from lower volumes, in part related to shipment timing in Africa, Asia, and Europe.

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Universal Corporation

Second Quarter

In the second quarter of fiscal year 2011, operating income for flue-cured and burley operations increased slightly, to $70.6 million, compared to the same period last year. Revenues for the group at $616.7 million were higher, largely reflecting increased shipments from Brazil after delays in the first fiscal quarter.  Operating income for the North America segment increased by $4 million, mainly due to increased shipments of old crop tobacco, which also increased revenues.  Results for the Other Regions segment were down by about 4.7% from last year, to $58.6 million, as volumes and operating margins declined and shipments were delayed, particularly in Africa and Europe.   However, revenues for the group increased to $560 million on higher volumes, the higher cost of green leaf due in part to the weaker U.S. dollar, and a higher proportion of lamina in Brazilian shipments this year.

OTHER TOBACCO OPERATIONS:

The Other Tobacco Operations segment operating income declined in both the quarter and the six months, primarily due to lower results from the oriental tobacco joint venture. Reduced volumes and lower margins combined with lower currency gains this year depressed results for this business for both periods. Dark tobacco results also declined for both periods due to lower margins, primarily related to operations in Indonesia, where currency costs and lower wrapper volumes reduced results. Revenues for this segment increased for the six months of fiscal year 2011, to $121 million, primarily related to the timing of customer deliveries by the just-in-time services group and increased dark tobacco shipments after a soft beginning to the prior year.  For the quarter, revenues in this segment declined, primarily because of lower imports of oriental tobacco into the United States.

OTHER ITEMS:

Cost of sales decreased by 1% to $968 million in the first half of the fiscal year, but increased by 6% for the quarter, primarily due to the weaker U.S. dollar and increased sales from Brazil that had been delayed from the first quarter. Selling, general, and administrative costs decreased significantly in both the second fiscal quarter and in the first half of the year.  The decrease in the first half was 21%, most of which was due to the $7.4 million effect on the second fiscal quarter of the reversal of the European Commission fine, and approximately $7 million benefit from lower currency remeasurement and exchange losses in the current year.  In addition prior year six-month results included accruals for costs associated with the FCPA matter. Interest expense was down in part because of interest costs accrued in last year’s second quarter related to the FCPA matter and in part because of lower effective interest rates. Interest income in the second quarter and the six months increased on the recognition of interest income on funds that had been escrowed to bond the appeal of the European Commission fine.  The effective income tax rates for the quarter and six months, at 30% and 31% respectively, were lower than the 35% U.S. federal statutory rate due to the recognition of foreign tax credits.  Those rates were slightly higher than the comparable periods last year.

In October 2010, Universal’s operating subsidiary in Brazil completed the assignment of tobacco production contracts with approximately 8,100 farmers to a subsidiary of Philip Morris International (“PMI”).  As part of the transaction, the PMI subsidiary acquired various related assets and hired certain employees who previously worked for the Company in agronomy and leaf procurement functions.  The farmer contracts assigned represent approximately 20% of the annual volume handled by the Company in Brazil during the most recent crop year.  The Company expects to continue to supply processed leaf and provide processing services in Brazil to PMI and its subsidiaries.  The assignment of the farmer contracts and related assets will be reflected in the Company’s operating results in the quarter ending December 31, 2010. Total proceeds of approximately $34 million received in the transaction exceeded the net book value of the assets conveyed.

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Universal Corporation

Additional information

Amounts included in the previous discussion are attributable to Universal Corporation and exclude earnings related to non-controlling interests in subsidiaries.

This information includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  The Company cautions readers that any statements contained herein regarding earnings and expectations for its performance are forward-looking statements based upon management’s current knowledge and assumptions about future events, including anticipated levels of demand for and supply of its products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; and general economic, political, market, and weather conditions. Actual results, therefore, could vary from those expected.  A further list and description of these risks, uncertainties and other factors can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010, and in other documents the Company files with the Securities and Exchange Commission.  This information should be read in conjunction with the Annual Report on Form 10-K for the year ended March 31, 2010.

At 9:00 a.m. (Eastern Time) on November 5, 2010, the Company will host a conference call to discuss these results.  Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time.  A replay of the webcast will be available at that site for three months.  A taped replay of the call will also be available until November 26, 2010, by dialing (800) 642-1687.  The confirmation number to access the replay is 22966510.

Headquartered in Richmond, Virginia, Universal Corporation is the world's leading tobacco merchant and processor and conducts business in more than 30 countries.  Its revenues for the fiscal year ended March 31, 2010, were $2.5 billion. For more information on Universal Corporation, visit its web site at www.universalcorp.com.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands of dollars, except per share data)
	Three Months Ended September 30,		Six Months Ended September 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Sales and other operating revenues	$664,188	$647,918	$1,203,104	$1,264,030
Costs and expenses
Cost of goods sold	530,914	500,575	967,593	977,323
Selling, general and administrative expenses	51,649	71,478	111,832	141,070
Restructuring costs	2,020	—	2,969	—
Operating income	79,605	75,865	120,710	145,637
Equity in pretax earnings of unconsolidated affiliates	2,014	5,605	2,392	9,246
Interest income	1,416	231	1,860	796
Interest expense	5,862	6,694	10,988	14,849
Income before income taxes and other items	77,173	75,007	113,974	140,830
Income taxes	23,390	20,335	35,773	42,354
Net income	53,783	54,672	78,201	98,476
Less: net (income) loss attributable to noncontrolling interests in subsidiaries	(1,952)	(2,157)	(1,050)	(2,216)
Net income attributable to Universal Corporation	51,831	52,515	77,151	96,260
Dividends on Universal Corporation convertible perpetual preferred stock	(3,713)	(3,713)	(7,425)	(7,425)
Earnings available to Universal Corporation common shareholders	$48,118	$48,802	$69,726	$88,835

Earnings per share attributable to Universal Corporation common shareholders:
Basic	$2.00	$1.97	$2.89	$3.57
Diluted	$1.78	$1.77	$2.65	$3.23

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands of dollars)
	September 30, 2010	September 30, 2009	March 31, 2010
	(Unaudited)	(Unaudited)
ASSETS
Current
Cash and cash equivalents	$43,816	$61,991	$245,953
Accounts receivable, net	315,290	293,985	266,960
Advances to suppliers, net	128,923	89,169	167,400
Accounts receivable - unconsolidated affiliates	68,493	39,199	11,670
Inventories - at lower of cost or market:
Tobacco	1,076,984	919,842	812,186
Other	64,792	66,039	52,952
Prepaid income taxes	11,075	23,544	13,514
Deferred income taxes	47,342	48,503	47,074
Other current assets	74,227	74,236	75,367
Total current assets	1,830,942	1,616,508	1,693,076

Land	15,866	16,188	16,036
Buildings	266,298	259,596	266,350
Machinery and equipment	551,551	523,380	532,824
	833,715	799,164	815,210
Less accumulated depreciation	(503,859)	(476,256)	(485,723)
	329,856	322,908	329,487
Other assets
Goodwill and other intangibles	105,444	106,036	105,561
Investments in unconsolidated affiliates	107,588	120,608	106,336
Deferred income taxes	30,177	15,080	30,073
Other noncurrent assets	90,431	115,342	106,507
	333,640	357,066	348,477
Total assets	$2,494,438	$2,296,482	$2,371,040

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands of dollars)
	September 30, 2010	September 30, 2009	March 31, 2010
	(Unaudited)	(Unaudited)
LIABILITIES AND SHAREHOLDERS' EQUITY
Current
Notes payable and overdrafts	$372,727	$301,376	$177,013
Accounts payable and accrued expenses	214,339	214,729	259,576
Accounts payable - unconsolidated affiliates	140	6,988	6,464
Customer advances and deposits	86,628	70,089	107,858
Accrued compensation	17,559	22,581	30,097
Income taxes payable	15,656	11,574	18,991
Current portion of long-term obligations	100,000	—	15,000
Total current liabilities	807,049	627,337	614,999
Long-term obligations	326,466	331,905	414,764
Pensions and other postretirement benefits	100,899	86,888	96,888
Other long-term liabilities	52,936	73,845	69,886
Deferred income taxes	45,459	55,035	46,128
Total liabilities	1,332,809	1,175,010	1,242,665
Shareholders' equity
Universal Corporation:
Preferred stock:
Series A Junior Participating Preferred Stock, no par value, 5,000,000 shares
authorized, none issued or outstanding	—	—	—
Series B 6.75% Convertible Perpetual Preferred Stock, no par value,
5,000,000 shares authorized, 219,999 shares issued and outstanding
(219,999 at September 30, 2009, and March 31, 2010)	213,023	213,023	213,023
Common stock, no par value, 100,000,000 shares authorized, 23,908,085 shares issued and outstanding (24,715,901 at September 30, 2009, and
24,325,228 at March 31, 2010)	194,523	195,227	195,001
Retained earnings	798,269	743,922	767,213
Accumulated other comprehensive loss	(51,122)	(36,745)	(52,667)
Total Universal Corporation shareholders' equity	1,154,693	1,115,427	1,122,570
Noncontrolling interests in subsidiaries	6,936	6,045	5,805
Total shareholders' equity	1,161,629	1,121,472	1,128,375
Total liabilities and shareholders' equity	$2,494,438	$2,296,482	$2,371,040

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands of dollars)
	Six Months Ended September 30,
	2010	2009
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$78,201	$98,476
Adjustments to reconcile net income to net cash used by operating activities:
Depreciation	21,516	20,524
Amortization	814	1,020
Provisions for losses on advances and guaranteed loans to suppliers	7,363	8,827
Foreign currency remeasurement loss (gain), net	(183)	8,562
Restructuring costs	2,969	—
Other, net	(15,239)	8,562
Changes in operating assets and liabilities, net	(410,647)	(279,720)
Net cash used by operating activities	(315,206)	(133,749)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(23,345)	(26,429)
Proceeds from sale of property, plant and equipment, and other	5,684	2,134
Net cash used by investing activities	(17,661)	(24,295)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance (repayment) of short-term debt, net	190,000	125,997
Repayment of long-term obligations	(10,000)	(79,500)
Issuance of common stock	—	72
Repurchase of common stock	(19,540)	(10,947)
Dividends paid on convertible perpetual preferred stock	(7,425)	(7,425)
Dividends paid on common stock	(22,779)	(22,950)
Net cash provided by financing activities	130,256	5,247
Effect of exchange rate changes on cash	474	2,162
Net decrease in cash and cash equivalents	(202,137)	(150,635)
Cash and cash equivalents at beginning of year	245,953	212,626
Cash and cash equivalents at end of period	$43,816	$61,991

See accompanying notes.

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Universal Corporation

NOTE 1.   BASIS OF PRESENTATION

Universal Corporation, with its subsidiaries (“Universal” or the “Company”), is the world’s leading leaf tobacco merchant and processor.  Because of the seasonal nature of the Company’s business, the results of operations for any fiscal quarter will not necessarily be indicative of results to be expected for other quarters or a full fiscal year.  All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature.  Certain amounts in prior year statements have been reclassified to conform to the current year presentation. This Form 10-Q should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010.

NOTE 2.   GUARANTEES AND OTHER CONTINGENT LIABILITIES

Guarantees of bank loans to growers for crop financing and construction of curing barns or other tobacco producing assets are industry practice in Brazil and support the farmers’ production of tobacco there.  At September 30, 2010, the Company’s total exposure under guarantees issued by its operating subsidiary in Brazil for banking facilities of farmers in that country was approximately $87 million ($108 million face amount including unpaid accrued interest, less $21 million recorded for the fair value of the guarantees).  About 75% of these guarantees expire within one year, and all of the remainder expire within five years.  The subsidiary withholds payments due to the farmers on delivery of tobacco and forwards those payments to the third-party banks.  Failure of farmers to deliver sufficient quantities of tobacco to the subsidiary to cover their obligations to the third-party banks could result in a liability for the subsidiary under the related guarantees; however, in that case, the subsidiary would have recourse against the farmers.  The maximum potential amount of future payments that the Company’s subsidiary could be required to make at September 30, 2010, was the face amount, $108 million including unpaid accrued interest ($132 million as of September 30, 2009, and $112 million at March 31, 2010).  The fair value of the guarantees was a liability of approximately $21 million at September 30, 2010 ($22 million at September 30, 2009, and $26 million at March 31, 2010).  In addition to these guarantees, the Company has other contingent liabilities totaling approximately $53 million, primarily related to a bank guarantee that bonds an appeal of a 2006 fine in the European Union.

Various subsidiaries of the Company are involved in other litigation and tax examinations incidental to their business activities.  While the outcome of these matters cannot be predicted with certainty, management is vigorously defending the claims and does not currently expect that any of them will have a material adverse effect on the Company’s financial position.  However, should one or more of these matters be resolved in a manner adverse to management’s current expectation, the effect on the Company’s results of operations for a particular fiscal reporting period could be material.

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Universal Corporation

NOTE 3.   EARNINGS PER SHARE

The following table sets forth the computation of earnings per share for the periods presented in the consolidated statements of income.

	Three Months Ended September 30,		Six Months Ended September 30,
(in thousands, except per share data)	2010	2009	2010	2009

Basic Earnings Per Share
Numerator for basic earnings per share
Net income attributable to Universal Corporation	$51,831	$52,515	$77,151	$96,260
Less: Dividends on convertible perpetual preferred stock	(3,713)	(3,713)	(7,425)	(7,425)
Earnings available to Universal Corporation common shareholders
for calculation of basic earnings per share	48,118	48,802	69,726	88,835
Denominator for basic earnings per share
Weighted average shares outstanding	24,081	24,801	24,147	24,892
Basic earnings per share	$2.00	$1.97	$2.89	$3.57
Diluted Earnings Per Share
Numerator for diluted earnings per share
Earnings available to Universal Corporation common shareholders	$48,118	$48,802	$69,726	$88,835
Add: Dividends on convertible perpetual preferred stock (if
conversion assumed	3,713	3,713	7,425	7,425
Earnings available to Universal Corporation common shareholders
for calculation of diluted earnings per share	51,831	52,515	77,151	96,260
Denominator for diluted earnings per share:
Weighted average shares outstanding	24,081	24,801	24,147	24,892
Effect of dilutive securities (if conversion or exercise assumed)
Convertible perpetual preferred stock	4,747	4,732	4,745	4,730
Employee share-based awards	225	162	242	147
Denominator for diluted earnings per share	29,053	29,695	29,134	29,769
Diluted earnings per share	$1.78	$1.77	$2.65	$3.23

For the six months ended September 30, 2010 and 2009, certain employee share-based awards were not included in the computation of diluted earnings per share because their effect would have been anti-dilutive.  These awards included stock appreciation rights and stock options totaling 725,401 shares at a weighted-average exercise price of $51.15 for the period ended September 30, 2010, and 725,201 shares at a weighted-average exercise price of $50.33 for the period ended September 30, 2009.

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NOTE 4.   SEGMENT INFORMATION

The principal approach used by management to evaluate the Company’s performance is by geographic region, although some components of the business are evaluated on the basis of their worldwide operations.  The Company evaluates the performance of its segments based on operating income after allocated overhead expenses (excluding significant non-recurring charges or credits), plus equity in pretax earnings of unconsolidated affiliates.

Operating results for the Company’s reportable segments for each period presented in the consolidated statements of income were as follows:

	Three Months Ended September 30,		Six Months Ended September 30,
(in thousands of dollars)	2010	2009	2010	2009

SALES AND OTHER OPERATING REVENUES
Flue-cured and burley leaf tobacco operations:
North America	$56,751	$49,874	$119,918	$86,006
Other regions (1)	559,939	547,177	961,758	1,068,349
Subtotal	616,690	597,051	1,081,676	1,154,355
Other tobacco operations (2)	47,498	50,867	121,428	109,675
Consolidated sales and other operating revenues	$664,188	$647,918	$1,203,104	$1,264,030
OPERATING INCOME
Flue-cured and burley leaf tobacco operations:
North America	$11,998	$7,948	$15,690	$8,254
Other regions (1)	58,583	61,477	90,910	125,386
Subtotal	70,581	69,425	106,600	133,640
Other tobacco operations (2)	5,613	12,045	12,026	21,243
Segment operating income	76,194	81,470	118,626	154,883

Deduct: Equity in pretax earnings of unconsolidated affiliates (3)	(2,014)	(5,605)	(2,392)	(9,246)
Restructuring costs (4)	(2,020)	—	(2,969)	—
Add: Reversal of European Commission fines (4)	7,445	—	7,445	—
Consolidated operating income	$79,605	$75,865	$120,710	$145,637

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